Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959 Valley Forge, PA 19482

Contact:	Barbara Brungess
610-727-7199
bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS

FOURTH QUARTER AND FISCAL YEAR 2012 RESULTS

•                  Fourth quarter GAAP diluted EPS from continuing operations of $0.65, up 23%

•                  Fiscal year 2012 GAAP diluted EPS from continuing operations of $2.76, up 10%

•                  Non-recurring items had a net negative impact of $0.04 per share in the fourth quarter and $0.07 per share for fiscal year 2012

•                  Company pursuing sale of AndersonBrecon, classifies earnings generated from the business as income from discontinued operations

•                  $650 million accelerated share repurchase program completed during the fourth quarter

•                  Board of Directors increased annual dividend by 62% to $0.84 per share, and authorized an additional $750 million in share repurchases

•                  FY2013 GAAP diluted EPS from continuing operations expected to be in the range of $3.06 to $3.16

VALLEY FORGE, PA, November 1, 2012 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2012 fourth quarter ended September 30, 2012, diluted earnings per share from continuing operations increased 23 percent to $0.65, and revenue decreased 4.4 percent to $19.5 billion.  The Company expects diluted earnings per share from continuing operations for fiscal year 2013 to be in the range of $3.06 to $3.16, an 11 percent to 14 percent increase over fiscal year 2012 diluted earnings per share from continuing operations of $2.76.  All results are presented in accordance with U.S. generally accepted accounting principles (GAAP).

AmerisourceBergen also announced that it is pursuing the sale of AndersonBrecon, its contract pharmaceutical packaging business, so that it can focus on its distribution, specialty, and manufacturer services businesses.  The Company has solicited buyers and is currently reviewing initial bids for the business.  Income from AndersonBrecon has been classified as income from discontinued operations, and represented $0.04 of the total $2.80 of diluted earnings per share in fiscal year 2012.

Also today, the Board of Directors increased the dividend paid on common stock by 62% and declared a regular quarterly cash dividend of $0.21, payable on December 3, 2012 to shareholders of record on November 19, 2012.  In addition, the Board also approved a new $750 million share repurchase authorization.  Following the completion of a $650 million accelerated share repurchase program during the September quarter, the Company still has $97 million remaining on its prior May 2012 authorization, bringing the total amount authorized for repurchases to $847 million.

Fiscal Fourth Quarter Highlights

•                  Diluted earnings per share from continuing operations of $0.65, a 23 percent increase.

•                  Gross profit of $719.5 million, up 18.6 percent.

•                  Operating income of $296.3 million, up 24.8 percent.

•                  Operating margin of 1.52 percent, up 35 basis points.

•                  Cash flow from operations of $545 million.

•                  Share repurchases of $648 million.

Fiscal Year 2012 Highlights

•                  Diluted earnings per share from continuing operations of $2.76, a 10 percent increase.

•                  Gross profit of $2.7 billion, up 6.7 percent.

•                  Operating income of $1.3 billion, up 5.6 percent.

•                  Operating margin of 1.58 percent, up 10 basis points.

•                  Cash flow from operations of $1.3 billion.

•                  Share repurchases of $1.2 billion.

“Solid results across all of our business units and contributions from our recent acquisitions drove strong performance in the September quarter and in our full fiscal year 2012,” said Steven H. Collis, AmerisourceBergen President and Chief Executive Officer.  “Outstanding performance in AmerisourceBergen Drug Corporation (ABDC), particularly in generic pharmaceuticals, helped overcome a difficult comparison to the prior year and drove operating income growth and margin expansion.  The strength of ABDC, as well as the opportunities we see ahead for specialty distribution and our manufacturer services businesses, gave us the confidence to increase our annual dividend by 62% and to complete an accelerated share repurchase of $650 million.

In fiscal 2012, we completed nearly $800 million in acquisitions, and in the fourth quarter paid down $392 million in debt.  Our business continues to generate excellent cash flow, and going forward we continue to have tremendous flexibility to reinvest in our business, fund our strategic initiatives, and return significant value to shareholders.  I am very pleased with the performance our associates delivered this year, and the investments we’ve made in our future combined with the underlying strength of our business gives me great confidence in our future.”

Summary of Quarterly Results

•                  Revenue:  In the fourth quarter of fiscal 2012, revenue was $19.5 billion, down 4.4 percent compared to the same quarter in the previous fiscal year, reflecting an 8 percent decrease in AmerisourceBergen Drug Corporation (ABDC) revenue, offset by a 6 percent increase in AmerisourceBergen Specialty Group (ABSG) revenue.  Recent acquisitions, including TheraCom and World Courier, contributed $335 million of revenue in the quarter.

•                  Gross Profit:  Gross profit in the fiscal 2012 fourth quarter was $719.5 million, an 18.6 percent increase over the same period in the previous year driven by contributions from our recent acquisitions and strong performance in generic pharmaceuticals in ABDC, and included a LIFO credit of $10.7 million compared with a $0.1 million credit in the previous year’s fourth quarter. Gross profit in the fiscal 2012 fourth quarter also included a $14.8 million gain from antitrust litigation settlements, compared with a $0.9 million gain in the same period a year ago.

•                  Operating Expenses:  In the fourth quarter of fiscal 2012, operating expenses were $423.3 million, up 14.6 percent over the same period in the last fiscal year.  The increase in operating expenses was due to the operating expenses of our recently acquired companies, and increased depreciation and amortization costs, all of which were partially offset by a significant improvement in distribution, selling, and administrative expenses in our distribution businesses.  Operating expenses in the fourth quarter of fiscal 2012 and 2011 included employee severance, litigation and other costs totaling $29.1 million and $23.6 million respectively.  Additionally, operating expenses in the fourth quarter of fiscal 2011 reflected $6.5 million of intangible asset impairments.  Operating expenses as a percentage of revenue in the fiscal 2012 fourth quarter were 2.18 percent compared with 1.81 percent in the same period in the previous fiscal year.

•                  Operating Income:  In the fiscal 2012 fourth quarter, operating income increased 24.8 percent to $296.3 million due to the increase in gross profit.  Operating income as a percentage of revenue increased 35 basis points to 1.52 percent in the fiscal 2012 fourth quarter compared with the previous year’s fourth quarter.

•                  Tax Rate:  The effective tax rate for the fourth quarter of fiscal 2012 was 41.6 percent, up from 35.3 percent in the previous fiscal year’s fourth quarter, due primarily to a tax valuation allowance related to our Canadian distribution business.  Going forward, we expect our annualized effective tax rate to be approximately 39 percent.

•                  Earnings Per Share:  Diluted earnings per share from continuing operations were up 23 percent to $0.65 in the fourth quarter of fiscal year 2012 compared to $0.53 in the previous fiscal year’s fourth quarter, reflecting the growth in net income and the reduction in diluted average shares outstanding.

•                  Shares Outstanding:  Diluted average shares outstanding for the fourth quarter of fiscal year 2012 were 246.5 million, down 9.2 percent from the previous fiscal year’s fourth quarter due primarily to share repurchases, net of option exercises.

Segment Discussion

The Pharmaceutical Distribution segment includes both AmerisourceBergen Drug Corporation and AmerisourceBergen Specialty Group.  The Other Segment includes AmerisourceBergen Consulting Services (ABCS) and World Courier.  The results of operations from AndersonBrecon are reported as income from discontinued operations, and therefore are no longer included in the Other segment.

Pharmaceutical Distribution Segment

In the fourth fiscal quarter of 2012, Pharmaceutical Distribution revenues were $19.1 billion, a decrease of 6 percent compared to the same quarter in the prior year.  ABDC revenues declined 8 percent, due primarily to a decline in the volume of sales to our largest customer, and the previously announced loss of a large retail customer.  ABSG revenues increased 6 percent, which was driven by strong performance in third party logistics and in our vaccine and physician office distribution business.

Operating income of $307.7 million in the September quarter of 2012 increased 16 percent compared to the same period in the previous year due to strong contributions from generic conversions in ABDC, growth in certain of our higher margin specialty distribution businesses and disciplined expense management.  The strong performance of ABDC’s US based operations offset disappointing performance in its Canadian distribution business.

Other Segment

Revenues in the Other segment were $421.6 million in the fourth quarter of fiscal 2012, including significant contributions from acquisitions, which were not included in the same quarter in the previous year.  Gross profit and expenses also increased significantly compared to the prior year due to the inclusion of operating results from acquisitions completed during fiscal 2012.  Operating income increased significantly to $17.6 million in the third quarter of 2012, with the majority of the increase provided by acquisitions.  TheraCom and World Courier, our two largest acquisitions in fiscal 2012, each performed well in the quarter, as did the legacy Consulting Services business.  The fourth quarter in the previous year included a $6.5 million intangible asset impairment.

Summary of Fiscal Year 2012

In fiscal year 2012, diluted earnings per share were a record $2.76, up 10 percent over the prior fiscal year diluted earnings per share from continuing operations.  Revenue of $79.5 billion decreased 0.6 percent over the last fiscal year.  Operating income rose 5.6 percent to a record $1.3 billion in fiscal 2012, driven by gross margin expansion and offset in part by an increase in operating expenses.  Operating income margin increased 10 basis points to 1.58 percent.  Diluted average shares outstanding in fiscal 2012 were 256.9 million, down 7.5 percent from the year-ago same period.

Fiscal Year 2013 Expectations

“Looking ahead, the Company expects diluted earnings per share from continuing operations in fiscal year 2013 to be in the range of $3.06 to $3.16, an 11 percent to 14 percent increase over fiscal 2012,” said Steven H. Collis, AmerisourceBergen President and Chief Executive Officer.  “Key assumptions supporting that range are:  revenue growth in the 6 percent to 9 percent range; operating income growth in the 3 percent to 5 percent range; an operating margin decline in the low double-digit basis points range; and free cash flow in the range of $750 million to $850 million, which includes capital expenditures in the $180 million range.  Subject to market conditions, we expect to spend at least $200 million to repurchase our common shares in fiscal year 2013.”

Conference Call

The Company will host a conference call to discuss the results at 11:00 a.m. Eastern Time on November 1, 2012.

Participating in the conference call will be:

Steven H. Collis, President & Chief Executive Officer

Tim G. Guttman, Senior Vice President & Chief Financial Officer

The dial-in number for the live call will be (612) 332-0107.  No access code is required. The live call will also be webcast via the Company’s website at www.amerisourcebergen.com.  Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast.  A replay of the webcast will be posted on www.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for thirty days.  The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days.  To access the telephone replay from within the US, dial (800) 475-6701.  From outside the US, dial (320) 365-3844.  The access code for the replay is 266794.

About AmerisourceBergen

AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from niche premium logistics and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With nearly $80 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 13,000 people. AmerisourceBergen is ranked #29 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale, purchase, and/or dispensing of pharmaceutical products or services and any related litigation, including shareholder derivative lawsuits; changes in federal and state legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to continue to implement an enterprise resource planning (ERP) system to handle business and financial processes and transactions (including processes and transactions relating to our customers and suppliers) of AmerisourceBergen Drug Corporation operations as intended without functional problems, unanticipated delays and/or cost overruns; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; risks associated with international business operations, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; economic, business, competitive and/or regulatory developments outside of the United States; changes and/or potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing and service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax laws or legislative initiatives that could adversely affect our tax positions and/or our tax liabilities or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.

# # #

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three		Three
	Months Ended		Months Ended
	September 30,	% of	September 30,	% of	%
	2012	Revenue	2011	Revenue	Change

Revenue	$19,452,974	100.00%	$20,347,188	100.00%	-4.4%

Cost of goods sold	18,733,426		19,740,507		-5.1%

Gross profit (1)	719,548	3.70%	606,681	2.98%	18.6%

Operating expenses:
Distribution, selling and administrative	353,342	1.82%	310,582	1.53%	13.8%
Depreciation and amortization	40,849	0.21%	28,600	0.14%	42.8%
Employee severance, litigation and other (2)	29,100	0.15%	23,567	0.12%	23.5%
Intangible asset impairments	—	—%	6,506	0.03%
Total operating expenses	423,291	2.18%	369,255	1.81%	14.6%

Operating income	296,257	1.52%	237,426	1.17%	24.8%

Other income	(910)	—%	(2,870)	-0.01%

Interest expense, net	24,287	0.12%	19,912	0.10%	22.0%

Income from continuing operations before income taxes	272,880	1.40%	220,384	1.08%	23.8%

Income taxes	113,542	0.58%	77,738	0.38%	46.1%

Income from continuing operations	159,338	0.82%	142,646	0.70%	11.7%

Income from discontinued operations, net of income taxes	4,156		4,678		-11.2%

Net income	$163,494	0.84%	$147,324	0.72%	11.0%

Basic earnings per share:
Continuing operations	$0.66		$0.54		22.2%
Discontinued operations	0.02		0.02
Rounding	(0.01)		(0.01)
Total	$0.67		$0.55		21.8%

Diluted earnings per share:
Continuing operations	$0.65		$0.53		22.6%
Discontinued operations	0.02		0.02
Rounding	(0.01)		(0.01)
Total	$0.66		$0.54		22.2%

Weighted average common shares outstanding:
Basic	242,931		266,458
Diluted (3)	246,485		271,385		-9.2%

(1)          Includes a $14.8 million gain and a $0.9 million gain from antitrust litigation settlements in the three months ended September 30, 2012 and 2011, respectively.

(2)          Includes $28.7 million of employee severance and other restructuring costs and $0.4 million of acquisition costs related to business combinations in the three months ended September 30, 2012.  Includes $4.4 million of employee severance costs, a $16.0 million charge related to a Qui Tam litigation settlement and $3.2 million of acquisition costs related to business combinations in the three months ended September 30, 2011.

(3)          Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Fiscal		Fiscal
	Year Ended		Year Ended
	September 30,	% of	September 30,	% of	%
	2012	Revenue	2011	Revenue	Change

Revenue	$79,489,596	100.00%	$80,003,844	100.00%	-0.6%

Cost of goods sold	76,820,498		77,502,249		-0.9%

Gross profit (1)	2,669,098	3.36%	2,501,595	3.13%	6.7%

Operating expenses:
Distribution, selling and administrative	1,229,495	1.55%	1,179,234	1.47%	4.3%
Depreciation and amortization	141,054	0.18%	105,482	0.13%	33.7%
Employee severance, litigation and other (2)	45,821	0.06%	23,567	0.03%	94.4%
Intangible asset impairments	—	—%	6,506	0.01%
Total operating expenses	1,416,370	1.78%	1,314,789	1.64%	7.7%

Operating income	1,252,728	1.58%	1,186,806	1.48%	5.6%

Other income	(5,827)	-0.01%	(4,617)	-0.01%

Interest expense, net	95,424	0.12%	76,689	0.10%	24.4%

Income from continuing operations before income taxes	1,163,131	1.46%	1,114,734	1.39%	4.3%

Income taxes	454,945	0.57%	418,802	0.52%	8.6%

Income from continuing operations	708,186	0.89%	695,932	0.87%	1.8%

Income from discontinued operations, net of income taxes	10,800		10,692		1.0%

Net income	$718,986	0.90%	$706,624	0.88%	1.7%

Basic earnings per share:
Continuing operations	$2.80		$2.55		9.8%
Discontinued operations	0.04		0.04
Total	$2.84		$2.59		9.7%

Diluted earnings per share:
Continuing operations	$2.76		$2.51		10.0%
Discontinued operations	0.04		0.04
Rounding	—		(0.01)
Total	$2.80		$2.54		10.2%

Weighted average common shares outstanding:
Basic	252,906		272,471
Diluted (3)	256,903		277,717		-7.5%

(1)          Includes a $14.8 million gain and a $2.1 million gain from antitrust litigation settlements in the fiscal years ended September 30, 2012 and 2011, respectively.

(2)          Includes $34.7 million of employee severance and other restructuring costs and $11.1 million of acquisition costs related to business combinations in the fiscal year ended September 30, 2012.  Includes $4.4 million of employee severance costs, a $16.0 million charge related to a Qui Tam litigation settlement and $3.2 million of acquisition costs related to business combinations in the fiscal year ended September 30, 2011.

(3)          Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,	September 30,
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$1,066,608	$1,825,990
Accounts receivable, net	3,938,597	3,793,850
Merchandise inventories	5,689,147	5,443,101
Prepaid expenses and other	73,811	86,663
Assets held for sale	218,988	225,437
Total current assets	10,987,151	11,375,041

Property and equipment, net	780,013	672,862
Other long-term assets	3,676,962	2,934,768

Total assets	$15,444,126	$14,982,671

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,630,110	$9,191,428
Current portion of long-term debt	—	392,089
Other current liabilities	1,535,534	1,249,209
Liabilities held for sale	48,838	42,538
Total current liabilities	11,214,482	10,875,264

Long-term debt, less current portion	1,446,770	972,863

Other long-term liabilities	326,162	267,686

Stockholders’ equity	2,456,712	2,866,858

Total liabilities and stockholders’ equity	$15,444,126	$14,982,671

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Fiscal	Fiscal
	Year Ended	Year Ended
	September 30,	September 30,
	2012	2011

Operating Activities:
Net income	$718,986	$706,624
Income from discontinued operations	(10,800)	(10,692)
Income from continuing operations	708,186	695,932
Adjustments to reconcile income from continuing operations to net cash provided by operating activities	261,030	377,310
Changes in operating assets and liabilities	301,326	88,370
Net cash provided by operating activities - continuing operations	1,270,542	1,161,612
Net cash provided by operating activities - discontinued operations	34,907	6,336
Net cash provided by operating activities	1,305,449	1,167,948

Investing Activities:
Capital expenditures	(164,041)	(157,709)
Cost of acquired companies, net of cash acquired	(775,670)	(45,380)
Other	23	874
Net cash used in investing activities - continuing operations	(939,688)	(202,215)
Net cash used in investing activities - discontinued operations	(8,261)	(10,203)
Net cash used in investing activities	(947,949)	(212,418)

Financing Activities:
Net borrowings	73,558	22,435
Purchases of common stock	(1,162,246)	(840,577)
Exercises of stock options	115,224	155,531
Cash dividends on common stock	(132,760)	(117,624)
Debt issuance costs and other	(10,658)	(7,439)
Net cash used in financing activities - continuing operations	(1,116,882)	(787,674)
Net cash used in financing activities - discontinued operations	—	(48)
Net cash used in financing activities	(1,116,882)	(787,722)

(Decrease) increase in cash and cash equivalents	(759,382)	167,808

Cash and cash equivalents at beginning of year	1,825,990	1,658,182

Cash and cash equivalents at end of year	$1,066,608	$1,825,990

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended September 30,
Revenue	2012	2011	% Change

Pharmaceutical Distribution	$19,085,352	$20,286,608	-6%
Other (1)	421,566	74,743	464%
Intersegment eliminations	(53,944)	(14,163)	281%

Revenue	$19,452,974	$20,347,188	-4%

	Three Months Ended September 30,
Operating Income	2012	2011	% Change

Pharmaceutical Distribution	$307,744	$264,209	16%
Other (1)	17,613	(3,216)	648%
Employee severance, litigation and other	(29,100)	(23,567)	23%

Operating income	$296,257	$237,426	25%

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	3.23%	2.88%
Operating expenses	1.62%	1.58%
Operating income	1.61%	1.30%

Other (1)
Gross profit	24.30%	29.61%
Operating expenses	20.12%	33.91%
Operating income	4.18%	-4.30%

AmerisourceBergen Corporation
Gross profit	3.70%	2.98%
Operating expenses	2.18%	1.81%
Operating income	1.52%	1.17%

(1) The Other reportable segment in fiscal 2012 is comprised of the AmerisourceBergen Consulting Services (“ABCS”) operating segment and the World Courier Group, Inc. operating segment.  The Other reportable segment in fiscal 2011 is comprised solely of the ABCS operating segment.

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Fiscal Year Ended September 30,
Revenue	2012	2011	% Change

Pharmaceutical Distribution	$78,349,334	$79,753,118	-2%
Other (1)	1,324,744	302,012	339%
Intersegment eliminations	(184,482)	(51,286)	260%

Revenue	$79,489,596	$80,003,844	-1%

	Fiscal Year Ended September 30,
Operating Income	2012	2011	% Change

Pharmaceutical Distribution	$1,226,430	$1,181,959	4%
Other (1)	72,119	28,414	154%
Employee severance, litigation and other	(45,821)	(23,567)	94%

Operating income	$1,252,728	$1,186,806	6%

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	3.06%	3.01%
Operating expenses	1.49%	1.53%
Operating income	1.57%	1.48%

Other (1)
Gross profit	20.49%	33.45%
Operating expenses	15.04%	24.04%
Operating income	5.44%	9.41%

AmerisourceBergen Corporation
Gross profit	3.36%	3.13%
Operating expenses	1.78%	1.64%
Operating income	1.58%	1.48%

(1) The Other reportable segment in fiscal 2012 is comprised of the AmerisourceBergen Consulting Services (“ABCS”) operating segment and the World Courier Group, Inc. operating segment.  The Other reportable segment in fiscal 2011 is comprised solely of the ABCS operating segment.